EXHIBIT 10.1

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH ASTERISKS [**] AS THE IDENTIFIED CONFIDENTIAL PORTIONS ARE BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REGISTRANT AGREES TO SUPPLEMENTALLY FURNISH AN UNREDACTED COPY OF THIS EXHIBIT TO THE SEC UPON ITS REQUEST.

SHAREHOLDERS AGREEMENT OF SKYE INTELIGENCIA LATAM, S.A. DE C.V., THIS SHAREHOLDERS’ AGREEMENT IS ENTERED INTO BY AND AMONG BRAND ENGAGEMENT NETWORKS, INC., REPRESENTED BY MICHAEL TODD LUCAS; GASTÓN IVÁN GAXIOLA ROMERO, ACTING ON HIS OWN BEHALF; MAXIMILIANO LEONARDO CASTAÑÓN, ACTING ON HIS OWN BEHALF; KAREN SÁNCHEZ ABBOTT, ACTING ON HER OWN BEHALF; GREGORIO ESPERÓN GÓMEZ, ACTING ON HIS OWN BEHALF; AND SKYE INTELIGENCIA LATAM, S.A. DE C.V., REPRESENTED BY GASTÓN IVÁN GAXIOLA ROMERO; COLLECTIVELY REFERRED TO AS THE “SHAREHOLDERS”, SUBJECT TO THE FOLLOWING DECLARATIONS AND CLAUSES:

D E C L A R A T I O N S

1.	All parties have formed, as shareholders, the company SKYE INTELIGENCIA LATAM, S.A. DE C.V. (the “Company”), whose purpose is to license and develop artificial intelligence applications for Mexico and Latin America.

2.	All parties are shareholders of the Company and together represent 100% (one hundred percent) of the subscribed share capital; therefore, they may jointly make the necessary decisions for the fulfillment of this Agreement.

3.	Brand Engagement Networks, Inc. (“BEN”) has agreed to grant the Company an exclusive license for the territory of Mexico and Latin America for the use of BEN’s software and artificial intelligence applications.

4.	As part of the consideration for the granted license, the Company has issued in favor of BEN a Preferred Capital Contribution in the amount of USD $5,000,000.00 (Five Million U.S. Dollars 00/100).

5.	In light of the above, all shareholders of the Company agree as follows:

C L A U S E S

First. The Shareholders hereby ratify in full the License Agreement and the Preferred Capital Contribution in favor of BEN, in the amount of USD $5,000,000.00 (Five Million U.S. Dollars 00/100) (hereinafter, the “Contribution”).

Second. The Shareholders agree that the Contribution shall be recorded in the Company’s corporate books and accounting as a Pending Capital Contribution, for all legal purposes, in favor of BEN.

Third. As long as the Contribution has not been fully paid or capitalized in favor of BEN, the Company shall not distribute dividends, profits, gains, share premiums, capital increases or reductions, or any other similar benefits.

Likewise, the Shareholders shall not receive any economic benefit from the Company while the Preferred Debt remains unpaid.

Excluded from this restriction are the salaries or compensation that the Company must pay to the Shareholders for services rendered or positions held, provided that such payments are previously approved by the Board of Directors or the Shareholders’ Meeting.

Fourth. The Shareholders agree that any profit or net income not allocated to operating expenses shall be primarily applied to the payment of the Contribution.

Fifth. Any decision involving a capital increase, issuance of shares of any kind, or contributions for future capital increases or debt capitalization shall require prior written authorization from BEN, otherwise such actions shall be null and void.

Sixth. Any amount received by the Company from capital increases, share issuances, share subscription premiums, or any other similar payments or contributions shall be primarily used to pay the Preferred Contribution in favor of BEN, until full payment has been made.

Seventh. Any breach of the prohibitions established herein shall result, at BEN’s discretion, in:

(1)	The nullity of any actions taken in violation of this Agreement.
(2)	The Shareholders who permitted or voted for such actions becoming jointly liable with the Company for the Preferred Contribution.
(3)	The forfeiture of the shares held by any Shareholders who permitted, voted for, or authorized such violating actions.
(4)	The payment of damages, jointly and severally, by the Company and the Shareholders responsible for the violation.

BEN may enforce any or all of these penalties at its sole discretion and exercising one shall not preclude the others.

Eighth. The Shareholders agree that any new shareholder joining the Company, under the terms of the Company’s bylaws and after exercising any preemptive or preferential rights, must expressly, previously and in writing, consent to this Agreement and its prohibitions, penalties, and full application prior to subscribing to any shares.

Ninth. The Shareholders shall be solely responsible for any action or omission related to the obligations established in this Agreement, and therefore shall be jointly liable to third parties for any payments arising from such acts, within a maximum of [**] calendar days from the date on which such payment is demanded.

Tenth. This Agreement shall be governed by Mexican commercial law, and the competent courts of Mexico City shall have jurisdiction. However, by mutual agreement, the Shareholders may submit disputes to commercial arbitration.

THE SHAREHOLDERS, FULLY AWARE OF THE CONTENT OF THIS AGREEMENT AND ACTING OF THEIR OWN FREE WILL, SIGN THIS DOCUMENT ON THE 30TH DAY OF OCTOBER, 2025, EXECUTING IT ELECTRONICALLY FOR ALL LEGAL PURPOSES.

SIGNATORIES

SIGNATORY	SIGNATURE
BRAND ENGAGEMENT NETWORKS, INC. By MICHAEL TODD LUCAS
GASTÓN IVÁN GAXIOLA ROMERO IN HIS OWN RIGHT
MAXIMILIANO LEONARDO CASTAÑÓN IN HIS OWN RIGHT
KAREN SÁNCHEZ ABBOTT IN HER OWN RIGHT
GREGORIO ESPERÓN GÓMEZ IN HIS OWN RIGHT
SKYE INTELIGENCIA LATAM, S.A. DE C.V. GASTÓN IVÁN GAXIOLA ROMERO